EX-99.(a)(v)	Exhibit (a)(v) under Form N-1A

FEDERATED U.S. GOVERNMENT SECURITIES FUND: 1-3 YEARS

AMENDMENT #5
TO THE RESTATEMENT AND AMENDMENT
TO THE
DECLARATION OF TRUST

Dated May 19, 2000

     This DECLARATION OF TRUST is amended as follows:

     Strike Section 5 in Article III of the Declaration of Trust, and substitute in its place the following:

     Section 5. Establishment and Designation of Series or Class.

     Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust shall be, and are established and designated as:

Federated U.S. Government Securities Fund: 1-3 Years
Institutional Shares
Institutional Service Shares
Class Y Shares

     The undersigned hereby certify that the above-stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 12th day of February, 2001.

     WITNESS the due execution hereof this 12th day of February, 2001.

/s/ John F. Donahue John F. Donahue	/s/ Lawrence D. Ellis, M.D. Lawrence D. Ellis, M.D.
/s/ Thomas G. Bigley Thomas G. Bigley	/s/ Peter E. Madden Peter E. Madden
/s/ John T. Conroy, Jr. John T. Conroy, Jr.	/s/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.
/s/ Nicholas P. Constantakis Nicholas P. Constantakis	/s/ John E. Murray, Jr. John E. Murray, Jr.
/s/ John F. Cunningham John F. Cunningham	/s/ Marjorie P. Smuts Marjorie P. Smuts
/s/ J. Christopher Donahue J. Christopher Donahue	/s/ John S. Walsh John S. Walsh